EXHIBIT 99.1

Flushing Financial Corporation Reports Second Quarter Core Earnings Per Share of $0.31, a $0.07 Per Share Increase From First Quarter

Second Quarter 2012

  Core diluted earnings per common share were $0.31, an increase of $0.07 from the three months ended March 31, 2012, and an increase of $0.01 from the comparable prior year period.
  GAAP diluted earnings per common share were $0.28, an increase of $0.05 from the three months ended March 31, 2012, but a decrease of $0.01 from the comparable prior year period.
  The net interest margin increased seven basis points to 3.68% from the comparable prior year period and was the same as that recorded for the three months ended March 31, 2012.
  Net interest income was a record $38.3 million.
  Loan originations increased $85.4 million, or 109.2%, from the comparable prior year period and $45.1 million, or 38.0% from the three months ended March 31, 2012.
  Loan applications in process was $277.3 million at June 30, 2012, an increase of $79.9 million from June 30, 2011 and an increase of $18.9 million from March 31, 2012.
  Net charge-offs for the three months ended June 30, 2012 were 0.59% of average loans.
  Allowance for loan losses as a percentage of gross loans increased to 0.96% at June 30, 2012.
  The provision for loan losses totaled $5.0 million, a decrease of $1.0 million from the three months ended March 31, 2012, and the same as that recorded in the comparable prior year period.
  Recorded OTTI charges totaled $0.8 million on five private issue CMOs.

LAKE SUCCESS, N.Y., July 24, 2012 (GLOBE NEWSWIRE) -- Flushing Financial Corporation (the "Company") (Nasdaq:FFIC), the parent holding company for Flushing Savings Bank, FSB (the "Bank"), today announced its financial results for the three and six months ended June 30, 2012.

John R. Buran, President and Chief Executive Officer, stated: "We are pleased to report that the second quarter of 2012 was a strong quarter, which saw the continuation of a number of trends in our Company's financial performance and significant encouraging improvement in other trends, as we saw an improvement in core earnings, and reductions in delinquent loans, nonperforming loans, and classified loans.

"Core diluted earnings per common share were $0.31, an increase of $0.07 from the first quarter of 2012, as net interest income was once again at a record level.

"We saw continued improvement in nonperforming assets, as they decreased by $9.5 million during the second quarter of 2012. Charge-offs and the provision for loan losses were both less than the prior quarter's performance. As in most of the prior quarters, the majority of charge-offs came from revisions to our carrying values based upon our program of continually obtaining updated appraisals. As in prior quarters, we have recorded charge-offs based upon these up-to-date values as opposed to adding to the allowance. As a result, we do not carry non-performing assets at more than 85% of their current appraised value. This process has insured that we have kept pace with changing values in the real estate market and helped maintain strong returns on our delinquent loan sales, which was 92% of book balance for the quarter.

"Classified assets and criticized assets continued their improving trend that began over a year ago, which resulted in an 8% reduction in these categories in the second quarter of 2012, and a 21% reduction since December 31, 2010.

"Our net interest margin for the second quarter of 2012 was 3.68%, an improvement of seven basis points from the second quarter of 2011, and the same as that for the first quarter of 2012. Continued growth in the average balance of core deposits helped us to reduce funding costs for the Company as we lowered total deposit and borrowing rates by 14 basis points from the first quarter of 2012 and 40 basis points from the second quarter of 2011. This enabled us to deliver record net interest income for the quarter of $38.3 million.

"Loan originations for the second quarter of 2012 totaled $163.7 million, the highest level since the second quarter of 2008, more than double compared to the second quarter of 2011, and an increase of 38% compared to the first quarter of 2012. Simultaneously, the pipeline grew to $277.3 million, our largest loan pipeline since June 2008. The growth in the pipeline includes growth in all of our lending areas, with the Business Banking area focusing on adjustable rate loans.

"At June 30, 2012, the Bank continues to be well-capitalized under regulatory requirements, with Core, Tier 1 risk-based and Total risk-based capital ratios of 9.45%, 13.66% and 14.67%, respectively.

"Banking regulators issued proposed revisions to the capital regulations in June 2012 that have several changes on how we compute our capital ratios. These proposed capital regulations will result in the Company, in addition to the Bank, becoming subject to capital requirements. Based on our preliminary assessment of these proposed regulations, we believe we will see an increase in our total risk-weighted assets. However, the Company and the Bank would each meet the requirements of the proposed capital regulations to be considered well-capitalized."

Core earnings, which exclude the effects of net gains or losses from fair value adjustments and other-than-temporary impairment ("OTTI") charges were $9.4 million for the three months ended June 30, 2012, an increase of $0.2 million, or 2.4%, from $9.2 million in the comparable prior year period. Core diluted earnings per common share were $0.31 for the three months ended June 30, 2012, an increase of $0.01, or 3.3%, from the comparable prior year period.

Core earnings for the six months ended June 30, 2012 were $16.8 million, a decrease of $1.2 million, or 6.9%, from $18.0 million for the comparable prior year period. Core diluted earnings per common share were $0.55 for the six months ended June 30, 2012, a decrease of $0.04 per common share, or 6.8%, from $0.59 per common share in the comparable prior year period.

For a reconciliation of core earnings and core diluted earnings per common share to accounting principles generally accepted in the United States ("GAAP") net income and GAAP diluted earnings per common share, please refer to the tables in the section titled "Reconciliation of GAAP and Core Earnings."

Earnings Summary - Three Months Ended June 30, 2012

Net income for the three months ended June 30, 2012 was $8.6 million, a decrease of $0.4 million, or 4.8%, compared to $9.1 million for the three months ended June 30, 2011. Diluted earnings per common share were $0.28 for the three months ended June 30, 2012, a decrease of $0.01, or 3.4%, from $0.29 for the three months ended June 30, 2011.

Return on average equity was 8.1% for the three months ended June 30, 2012 compared to 9.1% for the three months ended June 30, 2011. Return on average assets was 0.8% for both of the three month periods ended June 30, 2012 and 2011.

For the three months ended June 30, 2012, net interest income was $38.3 million, an increase of $1.5 million, or 4.1%, from $36.8 million for the three months ended June 30, 2011. The increase in net interest income was attributable to a nine basis point increase in the net-interest spread to 3.54% for the three months ended June 30, 2012 from 3.45% for the three months ended June 30, 2011, combined with an increase of $75.5 million in the average balance of interest-earning assets to $4,156.0 million for the three months ended June 30, 2012 from $4,080.5 million for the comparable prior year period. The yield on interest-earning assets decreased 31 basis points to 5.23% for the three months ended June 30, 2012 from 5.54% for the three months ended June 30, 2011. However, this was more than offset by a decline in the cost of funds of 40 basis points to 1.69% for the three months ended June 30, 2012 from 2.09% for the comparable prior year period. The net interest margin improved seven basis points to 3.68% for the three months ended June 30, 2012 from 3.61% for the three months ended June 30, 2011. Excluding prepayment penalty income, the net interest margin would have increased six basis points to 3.60% for the three months ended June 30, 2012 from 3.54% for the three months ended June 30, 2011.

The 31 basis point decline in the yield of interest-earning assets was primarily due to a 22 basis point reduction in the yield of the loan portfolio to 5.76% for the three months ended June 30, 2012 from 5.98% for the three months ended June 30, 2011, combined with a 60 basis point decline in the yield on total securities to 3.58% for the three months ended June 30, 2012 from 4.18% for the comparable prior year period. In addition, the yield of interest-earning assets was negatively impacted by a $16.8 million decrease in the average balance of the higher yielding loan portfolio for the three months ended June 30, 2012 and a $123.3 million increase in the average balances of the lower yielding securities portfolio for the three months ended June 30, 2012. These factors that reduced the yield were partially offset by a $31.0 million decrease in the average balance of lower yielding interest-earning deposits to $29.8 million for the three months ended June 30, 2012 from $60.8 million for the comparable prior year period. The 22 basis point decrease in the yield of the loan portfolio was primarily due to the decline in the rates earned on new loan originations partially offset by an increase in prepayment penalty income during the three months ended June 30, 2012 compared to the three months ended June 30, 2011. The yield on the mortgage loan portfolio decreased nine basis points to 5.85% for the three months ended June 30, 2012 from 5.94% for the three months ended March 31, 2012. The yield on the mortgage loan portfolio, excluding prepayment penalty income, decreased 24 basis points to 5.72% for the three months ended June 30, 2012 from 5.96% for the three months ended June 30, 2011. The 60 basis point decrease in the securities portfolio yield was primarily due to the purchase of new securities at lower yields than the existing portfolio.

The 40 basis point decrease in the cost of interest-bearing liabilities was primarily attributable to the Bank reducing the rates it pays on its deposit products and a reduction in the cost of borrowed funds. The cost of certificates of deposit, money market accounts, savings accounts and NOW accounts decreased 13 basis points, 24 basis points, 43 basis points and 25 basis points, respectively, for the three months ended June 30, 2012 from the comparable prior year period. This resulted in a decrease in the cost of due to depositors of 25 basis points to 1.37% for the three months ended June 30, 2012 from 1.62% for the three months ended June 30, 2011. The cost of borrowed funds decreased 140 basis points from the comparable prior year period to 3.00% for the three months ended June 30, 2012. This decrease in the cost of borrowed funds was primarily due to maturing borrowings being replaced at lower rates and new borrowings being obtained at lower rates.

The net interest margin for the three months ended June 30, 2012 was 3.68%, which was the same as that recorded for the three months ended March 31, 2012. The yield on interest-earning assets decreased 13 basis points during the three months ended June 30, 2012 to 5.23%, while the cost of interest-bearing liabilities decreased 14 basis points to 1.69%. Excluding prepayment penalty income, the net interest margin increased two basis points to 3.59% for the three months ended June 30, 2012 from 3.57% for the three months ended March 31, 2012.

A provision for loan losses of $5.0 million was recorded for the three months ended June 30, 2012, which was the same as that recorded for the three months ended June 30, 2011. During the three months ended June 30, 2012, non-performing loans decreased $7.7 million to $112.2 million from $119.9 million at March 31, 2012. Net charge-offs for the three months ended June 30, 2012 totaled $4.7 million, or 59 basis points of average loans. The current loan-to-value ratio for our non-performing loans collateralized by real estate was 61.1% at June 30, 2012. When we have obtained properties through foreclosure, we have been able to quickly sell the properties at amounts that approximate book value. We anticipate that we will continue to see low loss content in our loan portfolio. The Bank continues to maintain conservative underwriting standards. However, given the level of non-performing loans, the current economic uncertainties, and the charge-offs recorded in the second quarter of 2012, management, as a result of the regular quarterly analysis of the allowance for loans losses, deemed it necessary to record a $5.0 million provision for possible loan losses in the second quarter of 2012.

Non-interest income for the three months ended June 30, 2012 was $1.1 million, a decrease of $1.0 million from $2.1 million for the three months ended June 30, 2011. The decrease in non-interest income was primarily due to $0.8 million in OTTI charges recorded on five private issue collateralized mortgage obligations ("CMO") during the three months ended June 30, 2012 and a $0.4 million increase in net losses recorded from fair value adjustments.

Non-interest expense was $20.2 million for the three months ended June 30, 2012, an increase of $1.4 million, or 7.3%, from $18.9 million for the three months ended June 30, 2011. The increase was primarily due to the growth of the Bank over the past year, which included the opening of a new branch in January 2012. Salaries and benefits increased $0.8 million for the three months ended June 30, 2012 compared to the three months ended June 30, 2011 primarily due to the opening of a new branch in 2012, an increase in stock based compensation expense and increased employee benefits expense. In addition, other operating expense for the three months ended June 30, 2012 increased $0.6 million primarily due to $0.2 million in net losses recorded from the sale of other real estate owned ("OREO") recorded during the three months ended June 30, 2012 compared to $0.3 million in net gains from the sale of OREO recorded during the three months ended June 30, 2011. The efficiency ratio was 49.0% for the three months ended June 30, 2012 compared to 48.8% for the three months ended June 30, 2011.

Earnings Summary - Six Months Ended June 30, 2012

Net income for the six months ended June 30, 2012 was $15.8 million, a decrease of $1.3 million, or 7.4%, compared to $17.0 million for the six months ended June 30, 2011. Diluted earnings per common share were $0.52 for the six months ended June 30, 2012, a decrease of $0.03, or 5.5%, from $0.55 for the six months ended June 30, 2011.

Return on average equity was 7.5% for the six months ended June 30, 2012 compared to 8.6% for the six months ended June 30, 2011. Return on average assets was 0.7% for the six months ended June 30, 2012 compared to 0.8% for the six months ended June 30, 2011.

For the six months ended June 30, 2012, net interest income was $75.6 million, an increase of $1.7 million, or 2.3%, from $74.0 million for the six months ended June 30, 2011. The increase in net interest income was attributable to an eight basis point increase in the net-interest spread to 3.54% for the six months ended June 30, 2012 from 3.46% for the six months ended June 30, 2011, combined with an increase of $16.0 million in the average balance of interest-earning assets to $4,109.1 million for the six months ended June 30, 2012 from $4,093.2 million for the comparable prior year period. The yield on interest-earning assets decreased 25 basis points to 5.30% for the six months ended June 30, 2012 from 5.55% for the six months ended June 30, 2011. However, this was more than offset by a decline in the cost of funds of 33 basis points to 1.76% for the six months ended June 30, 2011 from 2.09% for the comparable prior year period. The net interest margin improved seven basis points to 3.68% for the six months ended June 30, 2012 from 3.61% for the six months ended June 30, 2011.

The 25 basis point decline in the yield of interest-earning assets was primarily due to a 20 basis point reduction in the yield of the loan portfolio to 5.79% for the six months ended June 30, 2012 from 5.99% for the six months ended June 30, 2011, combined with a 48 basis point decline in the yield on total securities to 3.69% for the six months ended June 30, 2012 from 4.17% for the comparable prior year period. In addition, the yield of interest-earning assets was negatively impacted by a $35.7 million decrease in the average balance of the higher yielding loan portfolio for the six months ended June 30, 2012 and a $73.6 million increase in the average balances of the lower yielding securities portfolio for the three months ended June 30, 2012. These factors that reduced the yield were partially offset by a $22.0 million decrease in the average balance of lower yielding interest-earning deposits to $37.4 million for the three months ended June 30, 2012 from $59.4 million for the comparable prior year period. The 20 basis point decrease in the loan portfolio was primarily due to a decline in the rates earned on new loan originations. The 35 basis point decrease in the securities portfolio was primarily due to new securities being purchased at lower yields than the existing portfolio. The yield on the mortgage loan portfolio decreased 18 basis points to 5.90% for the six months ended June 30, 2012 from 6.08% for the six months ended June 30, 2011. The yield on the mortgage loan portfolio, excluding prepayment penalty income, decreased 23 basis points to 5.76% for the six months ended June 30, 2012 from 5.99% for the six months ended June 30, 2011.

The 33 basis point decrease in the cost of interest-bearing liabilities was primarily attributable to the Bank reducing the rates it pays on its deposit products. The cost of certificates of deposit, money market accounts, savings accounts and NOW accounts decreased 13 basis points, 21 basis points, 38 basis points and 22 basis points, respectively, for the six months ended June 30, 2012 from the comparable prior year period. This resulted in a decrease in the cost of due to depositors of 20 basis points to 1.41% for the six months ended June 30, 2012 from 1.61% for the six months ended June 30, 2011. The cost of borrowed funds decreased 112 basis points to 3.28% for the six months ended June 30, 2012 from 4.40% for the six months ended June 30, 2011 with the average balance increasing $57.0 million to $733.3 million for the six months ended June 30, 2012 from $676.3 million for the six months ended June 30, 2011. The decrease in the cost of borrowed funds was primarily due to maturing borrowings being replaced at lower rates and new borrowings being obtained at lower rates.

The net interest margin for the six months ended June 30, 2012 increased seven basis points to 3.68% from 3.61% for the six months ended June 30, 2011. The yield on interest-earning assets decreased 25 basis points while the cost of interest-bearing liabilities decreased 33 basis points during the six months ended June 30, 2012 from the comparable prior year period. Excluding prepayment penalty income, the net interest margin would have been 3.58% for the six months ended June 30, 2012, an increase of three basis points from 3.55% for the six months ended June 30, 2011.

A provision for loan losses of $11.0 million was recorded for the six months ended June 30, 2012, which was an increase of $1.0 million from $10.0 million recorded in the six months ended June 30, 2011. During the six months ended June 30, 2012, non-performing loans decreased $5.2 million to $112.2 million from $117.4 million at December 31, 2011. Net charge-offs for the six months ended June 30, 2012 totaled $10.4 million, or 65 basis points of average loans. The current loan-to-value ratio for our non-performing loans collateralized by real estate was 61.1% at June 30, 2012. When we have obtained properties through foreclosure, we have been able to quickly sell the properties at amounts that approximate book value. We anticipate that we will continue to see low loss content in our loan portfolio. The Bank continues to maintain conservative underwriting standards. However, given the level of non-performing loans, the current economic uncertainties, and the charge-offs recorded during the six months ended June 30, 2012, management, as a result of the regular quarterly analysis of the allowance for loans losses, deemed it necessary to record an $11.0 million provision for possible loan losses for the six months ended June 30, 2012.

Non-interest income for the six months ended June 30, 2012 was $3.0 million, which was the same as that recorded for the six months ended June 30, 2011. An increase of $0.2 million in net losses from fair value adjustments was offset by a $0.2 million decrease in OTTI charges recorded during the six months ended June 30, 2012 compared to the six months ended June 30, 2011.

Non-interest expense was $41.8 million for the six months ended June 30, 2012, an increase of $2.9 million, or 7.5%, from $38.9 million for the six months ended June 30, 2011. The increase was primarily due to the growth of the Bank over the past year, which included the opening of a new branch in January 2012. Salaries and benefits increased $1.8 million for the six months ended June 30, 2012 compared to the six months ended June 30, 2011primarily due to the opening of a new branch in January 2012, an increase in stock based compensation expense and increased employee benefits expense. Other operating expense for the six months ended June 30, 2012 increased $0.9 million primarily due to $0.3 million in net losses recorded from the sale of OREO recorded during the six months ended June 30, 2012 compared to $0.2 million in net gains from the sale of OREO recorded during the six months ended June 30, 2011. In addition, other real estate owned/foreclosure expense increased $0.4 million in the six months ended June 30, 2012 compared to the six months ended June 30, 2011.The efficiency ratio was 51.2% for the three months ended June 30, 2012 compared to 49.6% for the three months ended June 30, 2011.

Balance Sheet Summary – At June 30, 2012

Total assets at June 30, 2012 were $4,435.8 million, an increase of $147.9 million, or 3.5%, from $4,287.9 million at December 31, 2011. Total loans, net increased $6.1 million, during the six months ended June 30, 2012 to $3,204.6 million from $3,198.5 million at December 31, 2011. Loan originations and purchases were $282.3 million for the six months ended June 30, 2012, an increase of $105.0 million from $177.3 million for the six months ended June 30, 2011. During the six months ended June 30, 2012, we continued to focus on the origination of multi-family properties and deemphasize non-owner occupied commercial real estate and construction lending. Loan applications in process have continued to show improvement, totaling $277.3 million at June 30, 2012 compared to $194.4 million at December 31, 2011 and $197.4 million at June 30, 2011.

The following table shows loan originations and purchases for the periods indicated. The table includes loan purchases of $3.5 million and $14.5 million for the six months ended June 30, 2012 and 2011, respectively, and $1.9 million for the three months ended June 30, 2011. No loans were purchased during the three months ended June 30, 2012.

	For the three months		For the six months
	ended June 30,		ended June 30,
(In thousands)	2012	2011	2012	2011
Multi-family residential	$ 79,850	$ 54,461	$ 141,753	$ 100,480
Commercial real estate	16,389	1,593	19,813	3,012
One-to-four family – mixed-use property	5,366	7,826	10,481	12,645
One-to-four family – residential	4,889	3,856	10,694	7,209
Co-operative apartments	1,626	--	1,626	--
Construction	570	197	570	1,203
Small Business Administration	67	509	333	2,838
Taxi Medallion	--	2,410	3,464	26,234
Commercial business and other	54,965	7,426	93,601	23,717
Total	$ 163,722	$ 78,278	$ 282,335	$ 177,338

The Bank continues to maintain conservative underwriting standards that include, among other things, a loan-to-value ratio of 75% or less and a debt coverage ratio of at least 125%. Multi-family residential, commercial real estate and one-to-four family mixed-use property mortgage loans originated during the three months ended June 30, 2012 had an average loan-to-value ratio of 48.8% and an average debt coverage ratio of 202%.

Non-accrual loans and charge-offs for impaired loans remain at elevated levels primarily due to the current economic environment. The Bank reviews its delinquencies on a loan by loan basis working with borrowers to help them meet their obligations and return them back to current status. The Bank takes a proactive approach to managing delinquent loans, including conducting site examinations and encouraging borrowers to meet with a Bank representative. The Bank has been developing short-term payment plans that enable certain borrowers to bring their loans current and has employees experienced in loan workouts to manage the delinquent loans. The Bank has also restructured certain problem loans by either: reducing the interest rate until the next reset date, extending the amortization period thereby lowering the monthly payments, deferring a portion of the interest payment, or changing the loan to interest only payments for a limited time period. At times, certain problem loans have been restructured by combining more than one of these options. These restructurings have not included a reduction of principal balance. The Bank believes that restructuring these loans in this manner will allow certain borrowers to become and remain current on their loans. These restructured loans are classified as troubled debt restructured ("TDR"). Loans which have been current for six consecutive months at the time they are restructured as TDR remain on accrual status. Loans which were delinquent at the time they are restructured as a TDR are placed on non-accrual status until they have made timely payments for six consecutive months. Loans that are restructured as TDR but are not performing in accordance with the restructured terms are excluded from the TDR table below, as they are placed on non-accrual status and reported as non-performing loans.

The following table shows loans classified as TDR that are performing according to their restructured terms at the periods indicated:

	June 30,	March 31,	December 31,
(In thousands)	2012	2012	2011
Accrual Status:
Multi-family residential	$ 2,348	$ 2,356	$ 9,412
Commercial real estate	1,898	2,404	2,413
One-to-four family - mixed-use property	1,080	1,084	795
Construction	3,874	5,008	5,584
Commercial business and other	2,000	2,000	2,000

Total	11,200	12,852	20,204

Non-accrual status:
Commercial real estate	5,287	1,388	--
One-to-four family - mixed-use property	1,275	170	--
Total	6,562	1,558	--

Total performing troubled debt restructured	$ 17,762	$ 14,410	$ 20,204

During the six months ended June 30, 2012, four TDR totaling $7.2 million were transferred to non-accrual and seven loans totaling $6.9 million were restructured as TDR.

Interest income on loans is recognized on the accrual basis. The accrual of income on loans is discontinued when certain factors, such as contractual delinquency of 90 days or more, indicate reasonable doubt as to the timely collectability of such income. Additionally, uncollected interest previously recognized on non-accrual loans is reversed from interest income at the time the loan is placed on non-accrual status. Loans in default 90 days or more, as to their maturity date but not their payments, continue to accrue interest as long as the borrower continues to remit monthly payments.

The following table shows non-performing assets at the periods indicated:

	June 30,	March 31,	December 31,
(In thousands)	2012	2012	2011

Loans 90 days or more past due and still accruing:
Multi-family residential	$ --	$ --	$ 6,287
Commercial real estate	--	--	92
Construction	--	108	--
Total	--	108	6,379

Non-accrual loans:
Multi-family residential	27,972	25,986	19,946
Commercial real estate	19,585	24,876	19,895
One-to-four family - mixed-use property	20,437	23,475	28,429
One-to-four family - residential	12,450	12,337	12,766
Co-operative apartments	109	110	152
Construction	9,845	11,944	14,721
Small business administration	392	592	493
Commercial business and other	21,403	20,478	14,660
Total	112,193	119,798	111,062

Total non-performing loans	112,193	119,906	117,441

Other non-performing assets:
Real estate acquired through foreclosure	2,094	3,604	3,179
Investment securities	2,761	3,035	2,562
Total	4,855	6,639	5,741

Total non-performing assets	$ 117,048	$ 126,545	$ 123,182

Included in non-accrual loans were nine loans totaling $20.9 million, nine loans totaling $23.2 million and six loans totaling $17.1 million which were restructured as TDR which were not performing in accordance with their restructured terms at June 30, 2012, March 31, 2012 and December 31, 2011, respectively.

The Bank's non-performing assets totaled $117.0 million at June 30, 2012, a decrease of $9.5 million from $126.5 million at March 31, 2012 and a decrease of $6.1 million from $123.2 million at December 31, 2011. Total non-performing assets as a percentage of total assets were 2.64% at June 30, 2012 compared to 2.90% at March 31, 2012 and 2.87% at December 31, 2011. The ratio of allowance for loan losses to total non-performing loans was 27.5% at June 30, 2012 compared to 25.5% at March 31, 2012 and 25.8% at December 31, 2011.

During the three months ended June 30, 2012, 38 loans totaling $12.2 million, (net of $0.2 million in charge-offs), were added to non-performing loans, 13 loans totaling $7.0 million were returned to performing status, eight loans totaling $1.4 million were paid in full, 14 loans totaling $6.2 million were sold, two loans totaling $0.3 million were transferred to other real estate owned, and charge-offs of $4.7 million were recorded on non-performing loans that were non-performing at the beginning of the second quarter of 2012.

Non-performing investment securities include two pooled trust preferred securities for which we are not receiving payments. At June 30, 2012, these investment securities had a combined amortized cost and market value of $8.3 million and $2.8 million, respectively.

Performing loans delinquent 60 to 89 days were $11.3 million at June 30, 2012, a decrease of $1.2 million from $12.4 million at March 31, 2012 and a decrease of $2.6 million from $13.9 million at December 31, 2011. Performing loans delinquent 30 to 59 days were $57.4 million at June 30, 2012, a decrease of $1.5 million from $58.8 million at March 31, 2012 and a decrease of $4.8 million from $62.2 million at December 31, 2011.

The Bank recorded net charge-offs for impaired loans of $4.7 million and $3.1 million during the three months ended June 30, 2012 and 2011, respectively, and net charge-offs for impaired loans of $10.4 million and $8.3 million during the six months ended June 30, 2012 and 2011, respectively.

The following table shows net loan charge-offs for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(In thousands)	2012	2011	2012	2011
Multi-family residential	$ 1,078	$ 879	$ 2,082	$ 1,796
Commercial real estate	387	572	2,097	2,522
One-to-four family – mixed-use property	838	307	2,250	480
One-to-four family – residential	44	454	869	1,928
Co-operative apartments	1	--	43	--
Construction	2,207	703	2,441	703
Small Business Administration	138	148	242	471
Commercial business and other	26	9	421	441
Total net loan charge-offs	$ 4,719	$ 3,072	$ 10,445	$ 8,341

The Bank considers a loan impaired when, based upon current information, we believe it is probable that we will be unable to collect all amounts due, both principal and interest, according to the original contractual terms of the loan. All non-accrual loans are considered impaired. Impaired loans are measured based on the present value of the expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The property value of impaired mortgage loans are internally reviewed on a quarterly basis using multiple valuation approaches in evaluating the underlying collateral. These include obtaining a third party appraisal, an income approach or a sales approach. When obtained, third party appraisals are used. The income approach is used for income producing properties, and uses current revenues less operating expenses to determine the net cash flow of the property. Once the net cash flow is determined, the value of the property is calculated using an appropriate capitalization rate for the property. The sales approach uses comparable sales prices in the market. In the absence of a third party appraisal, greater reliance is placed on the income approach to value the collateral. The loan balance of impaired mortgage loans is then compared to the property's updated fair value. We consider fair value to be 85% of the market value of the real estate securing the loan. The balance which exceeds fair value is generally charged-off against the allowance for loan losses.

During the six months ended June 30, 2012, we sold 31 delinquent loans and received net proceeds of $17.6 million, resulting in $1.7 million in net charge-offs.

During the six months ended June 30, 2012, mortgage-backed securities decreased $9.2 million, or 1.2%, to $738.1 million from $747.3 million at June 30, 2012. The decrease in mortgage-backed securities during the six months ended June 30, 2012 was primarily due to principal repayments of $77.5 million partially offset by purchases of $65.0 million and a $5.7 million improvement in fair value. Additionally, during the six months ended June 30, 2012 $0.8 million in OTTI charges were recorded on five private issue CMOs. During the six months ended June 30, 2012, other securities increased $156.7 million, or 240.2%, to $221.9 million from $65.2 million at March 31, 2012. The increase in other securities during the six months ended June 30, 2012 was primarily due to purchases of $160.4 million. Other securities primarily consist of securities issued by government agencies, mutual or bond funds that invest in government and government agency securities and corporate bonds.

Total liabilities were $4,004.9 million at June 30, 2012, an increase of $133.8 million, or 3.5%, from $3,871.0 million at December 31, 2011. During the six months ended June 30, 2012, due to depositors decreased $15.7 million, or 0.5%, to $3,100.7 million, as a result of a $28.6 million decrease in certificates of deposit partially offset by a $12.9 million increase in core deposits. Borrowed funds increased $141.9 million during the six months ended June 30, 2012. The increase in borrowed funds was primarily due to a net increase of $82.5 million in long term borrowings combined with a $60.0 million increase in short-term borrowings.

Total stockholders' equity increased $14.1 million, or 3.4%, to $431.0 million at June 30, 2012 from $416.9 million at December 31, 2011. Stockholders' equity increased primarily due to net income of $15.8 million for the six months ended June 30, 2012, an increase in other comprehensive income of $4.0 million primarily due to an increase in the fair value of the securities portfolio and $1.4 million due to the issuance of shares from the annual funding of certain employee retirement plans through the release of common shares from the Employee Benefit Trust. In addition, the exercise of stock options increase stockholders' equity by $0.8 million, including the income tax benefit realized. These increases were partially offset by the declaration and payment of dividends on the Company's common stock of $7.9 million and the purchase of 130,900 treasury shares at a cost of $1.7 million. Book value per common share was $13.92 at June 30, 2012 compared to $13.49 at December 31, 2011. Tangible book value per common share was $13.40 at June 30, 2012 compared to $12.96 at December 31, 2011.

During the six months ended June 30, 2012, the Company repurchased 130,900 shares of the Company's common stock at an average cost of $13.15 per share. At June 30, 2012, 607,062 shares remain to be repurchased under the current stock repurchase program. Stock will be purchased under the current stock repurchase program from time to time, in the open market or through private transactions, subject to market conditions. There is no expiration or maximum dollar amount under this authorization.

Reconciliation of GAAP and Core Earnings

Although core earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that its core earnings are an important indication of performance through ongoing operations. The Company believes that core earnings are useful to management and investors in evaluating its ongoing operating performance, and in comparing its performance with other companies in the banking industry, particularly those that do not carry financial assets and financial liabilities at fair value. Core earnings should not be considered in isolation or as a substitute for GAAP earnings. During the periods presented, the Company calculated core earnings by adding back or subtracting, net of tax, the net gain or loss recorded on financial assets and financial liabilities carried at fair value and OTTI charges.

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2012	2011	2012	2012	2011

GAAP income before income taxes	$ 14,156	$ 15,065	$ 11,687	$ 25,843	$ 28,076

Net loss from fair value adjustments	562	165	448	1,010	820
Other-than-temporary impairment charges	776	--	--	776	926

Core income before taxes	15,494	15,230	12,135	27,629	29,822

Provision for income taxes for core income	6,106	6,063	4,754	10,860	11,818

Core net income	$ 9,388	$ 9,167	$ 7,381	$ 16,769	$ 18,004

GAAP diluted earnings per common share	$ 0.28	$ 0.29	$ 0.23	$ 0.52	$ 0.55

Net loss from fair value adjustments	0.01	--	0.01	0.02	0.01
Other-than-temporary impairment charges	0.01	--	--	0.01	0.02

Core diluted earnings per common share*	$ 0.31	$ 0.30	$ 0.24	$ 0.55	$ 0.59

* Core diluted earnings per common share may not foot due to rounding.

Reconciliation of GAAP and Core Earnings before Provision for Loan Losses and Income Taxes

Although core earnings before the provision for loan losses and income taxes are not a measure of performance calculated in accordance with GAAP, the Company believes this measure of earnings is an important indication of earnings through ongoing operations that are available to cover possible loan losses and OTTI charges. The Company believes this earnings measure is useful to management and investors in evaluating its ongoing operating performance. During the periods presented, the Company calculated this earnings measure by adjusting GAAP income before income taxes by adding back the provision for loan losses and adding back or subtracting the net gain or loss recorded on financial assets and financial liabilities carried at fair value and OTTI charges.

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2012	2011	2012	2012	2011

GAAP income before income taxes	$ 14,156	$ 15,065	$ 11,687	$ 25,843	$ 28,076

Provision for loan losses	5,000	5,000	6,000	11,000	10,000
Net loss from fair value adjustments	562	165	448	1,010	820
Other-than-temporary impairment charges	776	--	--	776	926

Core net income before the provision for loan losses and income taxes	$ 20,494	$ 20,230	$ 18,135	$ 38,629	$ 39,822

About Flushing Financial Corporation

Flushing Financial Corporation is the parent holding company for Flushing Savings Bank, FSB (the "Bank"), a federally chartered stock savings bank insured by the FDIC. Flushing Bank is a trade name of Flushing Savings Bank, FSB. The Bank serves consumers and businesses by offering a full complement of deposit, loan and cash management services through its seventeen banking offices located in Queens, Brooklyn, Manhattan and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which offers competitively priced deposit products to consumers nationwide. Flushing Commercial Bank, a wholly-owned subsidiary, provides banking services to public entities including counties, cities, towns, villages, school districts, libraries, fire districts and the various courts throughout the metropolitan area.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company's website at http://www.flushingbank.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "forecasts", "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

- Statistical Tables Follow -

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except per share data)
(Unaudited)
	June 30,	December 31,
	2012	2011
ASSETS
Cash and due from banks	$ 41,216	$ 55,721
Securities available for sale:
Mortgage-backed securities	738,099	747,288
Other securities	221,918	65,242
Loans available for sale	740	--
Loans:
Multi-family residential	1,453,049	1,391,221
Commercial real estate	552,513	580,783
One-to-four family ― mixed-use property	669,913	693,932
One-to-four family ― residential	208,273	220,431
Co-operative apartments	6,834	5,505
Construction	39,511	47,140
Small Business Administration	11,233	14,039
Taxi medallion	37,291	54,328
Commercial business and other	242,967	206,614
Net unamortized premiums and unearned loan fees	13,911	14,888
Allowance for loan losses	(30,899)	(30,344)
Net loans	3,204,596	3,198,537
Interest and dividends receivable	18,706	17,965
Bank premises and equipment, net	23,506	24,417
Federal Home Loan Bank of New York stock	36,847	30,245
Bank owned life insurance	84,839	83,454
Goodwill	16,127	16,127
Core deposit intangible	703	937
Other assets	48,532	48,016
Total assets	$ 4,435,829	$ 4,287,949

LIABILITIES
Due to depositors:
Non-interest bearing	$ 139,510	$ 118,507
Interest-bearing:
Certificate of deposit accounts	1,500,483	1,529,110
Savings accounts	322,728	349,630
Money market accounts	166,877	200,183
NOW accounts	971,128	919,029
Total interest-bearing deposits	2,961,216	2,997,952
Mortgagors' escrow deposits	35,880	29,786
Borrowed funds	827,008	685,139
Other liabilities	41,249	39,654
Total liabilities	4,004,863	3,871,038

STOCKHOLDERS' EQUITY
Preferred stock (5,000,000 shares authorized; none issued)	--	--
Common stock ($0.01 par value; 100,000,000 shares authorized; 31,530,595 shares issued at June 30, 2012 and December 31, 2011; 30,949,332 shares and 30,904,177 shares outstanding at June 30, 2012 and December 31, 2011, respectively)	315	315
Additional paid-in capital	197,709	195,628
Treasury stock (581,263 shares and 626,418 shares at June 30, 2012 and December 31, 2011, respectively)	(7,086)	(7,355)
Retained earnings	231,224	223,510
Accumulated other comprehensive income, net of taxes	8,804	4,813
Total stockholders' equity	430,966	416,911

Total liabilities and stockholders' equity	$ 4,435,829	$ 4,287,949

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)
	For the three months		For the six months
	ended June 30,		ended June 30,
	2012	2011	2012	2011

Interest and dividend income
Interest and fees on loans	$ 46,123	$ 48,121	$ 92,683	$ 96,811
Interest and dividends on securities:
Interest	8,045	8,149	15,676	16,256
Dividends	205	202	412	404
Other interest income	11	27	28	54
Total interest and dividend income	54,384	56,499	108,799	113,525

Interest expense
Deposits	10,225	12,354	21,135	24,688
Other interest expense	5,872	7,350	12,032	14,887
Total interest expense	16,097	19,704	33,167	39,575

Net interest income	38,287	36,795	75,632	73,950
Provision for loan losses	5,000	5,000	11,000	10,000
Net interest income after provision for loan losses	33,287	31,795	64,632	63,950

Non-interest income (loss)
Other-than-temporary impairment ("OTTI") charge	(6,218)	--	(6,218)	(3,939)
Less: Non-credit portion of OTTI charge recorded in Other
Comprehensive Income, before taxes	5,442	--	5,442	3,013
Net OTTI charge recognized in earnings	(776)	--	(776)	(926)
Loan fee income	634	515	1,100	949
Banking services fee income	409	388	864	849
Net gain on sale of loans	39	--	39	--
Net loss from fair value adjustments	(562)	(165)	(1,010)	(820)
Federal Home Loan Bank of New York stock dividends	338	342	723	842
Bank owned life insurance	689	695	1,385	1,362
Other income	337	360	661	750
Total non-interest income	1,108	2,135	2,986	3,006

Non-interest expense
Salaries and employee benefits	10,457	9,682	21,498	19,709
Occupancy and equipment	1,918	1,874	3,848	3,741
Professional services	1,553	1,637	3,275	3,236
FDIC deposit insurance	1,087	951	2,104	2,379
Data processing	1,051	1,181	2,027	2,186
Depreciation and amortization	785	779	1,619	1,545
Other real estate owned/foreclosure expense	595	531	1,307	868
Other operating expenses	2,793	2,230	6,097	5,216
Total non-interest expense	20,239	18,865	41,775	38,880

Income before income taxes	14,156	15,065	25,843	28,076

Provision for income taxes
Federal	4,236	4,564	7,860	8,476
State and local	1,283	1,427	2,217	2,573
Total taxes	5,519	5,991	10,077	11,049

Net income	$ 8,637	$ 9,074	$ 15,766	$ 17,027

Basic earnings per common share	$ 0.28	$ 0.29	$ 0.52	$ 0.55
Diluted earnings per common share	$ 0.28	$ 0.29	$ 0.52	$ 0.55
Dividends per common share	$ 0.13	$ 0.13	$ 0.26	$ 0.26

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except share data)
(Unaudited)

	At or for the three months		At or for the six months
	ended June 30,		ended June 30,
	2012	2011	2012	2011
Per Share Data
Basic earnings per share	$ 0.28	$ 0.29	$ 0.52	$ 0.55
Diluted earnings per share	$ 0.28	$ 0.29	$ 0.52	$ 0.55
Average number of shares outstanding for:
Basic earnings per common share computation	30,472,378	30,822,618	30,433,980	30,722,108
Diluted earnings per common share computation	30,492,164	30,864,259	30,456,003	30,775,854
Book value per common share (1)	$13.92	$12.85	$13.92	$12.85
Tangible book value per common share (2)	$13.40	$12.34	$13.40	$12.34

Average Balances
Total loans, net	$ 3,204,055	$ 3,220,882	$ 3,199,011	$ 3,234,696
Total interest-earning assets	4,156,003	4,080,464	4,109,136	4,093,182
Total assets	4,398,521	4,295,870	4,347,923	4,308,352
Total due to depositors	2,973,896	3,049,365	2,991,493	3,067,515
Total interest-bearing liabilities	3,806,270	3,765,583	3,768,758	3,785,612
Stockholders' equity	424,880	398,369	422,181	393,936
Common stockholders' equity	424,880	398,369	422,181	393,936

Performance Ratios (3)
Return on average assets	0.79%	0.84%	0.73%	0.79%
Return on average equity	8.13	9.11	7.47	8.64
Yield on average interest-earning assets	5.23	5.54	5.30	5.55
Cost of average interest-bearing liabilities	1.69	2.09	1.76	2.09
Interest rate spread during period	3.54	3.45	3.54	3.46
Net interest margin	3.68	3.61	3.68	3.61
Non-interest expense to average assets	1.84	1.76	1.92	1.80
Efficiency ratio (4)	49.04	48.76	51.19	49.61
Average interest-earning assets to average interest-bearing liabilities	1.09 X	1.08 X	1.09 X	1.08 X

(1) Calculated by dividing common stockholders' equity of $431.0 million and $405.2 million at June 30, 2012 and 2011, respectively, by 30,949,332 and 31,519,942 shares outstanding at June 30, 2012 and 2011, respectively.
(2) Calculated by dividing tangible common stockholders' equity of $414.9 million and $388.8 million at June 30, 2012 and 2011, respectively, by 30,949,332 and 31,519,942 shares outstanding at June 30, 2012 and 2011, respectively. Tangible common stockholders' equity is total stockholders' equity less intangible assets (goodwill and core deposit intangible, net of deferred taxes).
(3) Ratios for the three and six months ended June 30, 2012 and 2011 are presented on an annualized basis.
(4) Calculated by dividing non-interest expense (excluding OREO expense) by the total of net interest income and non-interest income (excluding net gain/loss from fair value adjustments, OTTI charges, net gains on the sale of securities and certain non-recurring items).

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	At or for the six	At or for the year
	months ended	ended
	June 30, 2012	December 31, 2011

Selected Financial Ratios and Other Data

Regulatory capital ratios (for Flushing Savings Bank only):
Core capital (well capitalized = 5%)	9.45%	9.63%
Tier 1 risk-based capital (well capitalized = 6%)	13.66	14.26
Total risk-based capital (well capitalized = 10%)	14.67	15.32

Capital ratios:
Average equity to average assets	9.71%	9.36%
Equity to total assets	9.72	9.72
Tangible common equity to tangible assets	9.39	9.38

Asset quality:
Non-accrual loans	$ 112,193	$ 111,062
Non-performing loans	112,193	117,441
Non-performing assets	117,048	123,182
Net charge-offs	10,445	18,855

Asset quality ratios:
Non-performing loans to gross loans	3.48%	3.65%
Non-performing assets to total assets	2.64	2.87
Allowance for loan losses to gross loans	0.96	0.94
Allowance for loan losses to non-performing assets	26.40	24.63
Allowance for loan losses to non-performing loans	27.54	25.84

Full-service customer facilities	17	16

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in thousands)
(Unaudited)

	For the three months ended June 30,
	2012			2011
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$ 2,910,023	42,541	5.85%	$ 2,926,738	44,310	6.06%
Other loans, net (1)	294,032	3,582	4.87	294,144	3,811	5.18
Total loans, net	3,204,055	46,123	5.76	3,220,882	48,121	5.98
Mortgage-backed securities	713,589	6,874	3.85	735,895	7,850	4.27
Other securities	208,544	1,376	2.64	62,854	501	3.19
Total securities	922,133	8,250	3.58	798,749	8,351	4.18
Interest-earning deposits and federal funds sold	29,815	11	0.15	60,833	27	0.18
Total interest-earning assets	4,156,003	54,384	5.23	4,080,464	56,499	5.54
Other assets	242,518			215,406
Total assets	$ 4,398,521			$ 4,295,870

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$ 330,573	168	0.20	$ 376,351	597	0.63
NOW accounts	1,035,245	1,589	0.61	804,764	1,726	0.86
Money market accounts	181,940	101	0.22	301,350	350	0.46
Certificate of deposit accounts	1,426,138	8,360	2.34	1,566,900	9,669	2.47
Total due to depositors	2,973,896	10,218	1.37	3,049,365	12,342	1.62
Mortgagors' escrow accounts	49,630	7	0.06	47,579	12	0.10
Total deposits	3,023,526	10,225	1.35	3,096,944	12,354	1.60
Borrowed funds	782,744	5,872	3.00	668,639	7,350	4.40
Total interest-bearing liabilities	3,806,270	16,097	1.69	3,765,583	19,704	2.09
Non interest-bearing deposits	132,569			106,175
Other liabilities	34,802			25,743
Total liabilities	3,973,641			3,897,501
Equity	424,880			398,369
Total liabilities and equity	$ 4,398,521			$ 4,295,870

Net interest income / net interest rate spread		$ 38,287	3.54%		$ 36,795	3.45%

Net interest-earning assets / net interest margin	$ 349,733		3.68%	$ 314,881		3.61%

Ratio of interest-earning assets to interest-bearing liabilities			1.09 X			1.08 X

(1) Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $0.7 million and $0.4 million for the three months ended June 30, 2012 and 2011, respectively.

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in thousands)
(Unaudited)

	For the six months ended June 30,
	2012			2011
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$ 2,908,422	85,738	5.90%	$ 2,936,827	89,244	6.08%
Other loans, net (1)	290,589	6,945	4.78	297,869	7,567	5.08
Total loans, net	3,199,011	92,683	5.79	3,234,696	96,811	5.99
Mortgage-backed securities	710,082	13,887	3.91	739,744	15,704	4.25
Other securities	162,651	2,201	2.71	59,350	956	3.22
Total securities	872,733	16,088	3.69	799,094	16,660	4.17
Interest-earning deposits and federal funds sold	37,392	28	0.15	59,392	54	0.18
Total interest-earning assets	4,109,136	108,799	5.30	4,093,182	113,525	5.55
Other assets	238,787			215,170
Total assets	$ 4,347,923			$ 4,308,352

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$ 334,816	396	0.24	376,547	1,172	0.62
NOW accounts	1,008,010	3,239	0.64	817,823	3,500	0.86
Money market accounts	188,521	265	0.28	332,310	809	0.49
Certificate of deposit accounts	1,460,146	17,217	2.36	1,540,835	19,183	2.49
Total due to depositors	2,991,493	21,117	1.41	3,067,515	24,664	1.61
Mortgagors' escrow accounts	43,934	18	0.08	41,804	24	0.11
Total deposits	3,035,427	21,135	1.39	3,109,319	24,688	1.59
Borrowed funds	733,331	12,032	3.28	676,293	14,887	4.40
Total interest-bearing liabilities	3,768,758	33,167	1.76	3,785,612	39,575	2.09
Non interest-bearing deposits	122,529			102,663
Other liabilities	34,455			26,141
Total liabilities	3,925,742			3,914,416
Equity	422,181			393,936
Total liabilities and equity	$ 4,347,923			$ 4,308,352

Net interest income / net interest rate spread		$ 75,632	3.54%		$ 73,950	3.46%

Net interest-earning assets / net interest margin	$ 340,378		3.68%	$ 307,570		3.61%

Ratio of interest-earning assets to interest-bearing liabilities			1.09 X			1.08 X

(1) Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $1.3 million and $0.7 million for the six months ended June 30, 2012 and 2011, respectively.
CONTACT: David W. Fry
         Executive Vice President,
         Treasurer and Chief Financial Officer
         Flushing Financial Corporation
         (718) 961-5400